SECURITIES AND EXCHANGE COMMISSION
                       Washington, D. C.  20549-1004



                                  FORM 8-K

                               CURRENT REPORT


                   Pursuant to Section 13 or 15(d) of the
                      Securities Exchange Act of 1934



     Date of Report (Date of earliest event reported) December 15, 1994



                             KEMPER CORPORATION
           (Exact name of registrant as specified in its charter)


Delaware               1-10242               36-6169781

(State or other   (Commission File Number)  (I.R.S. Employer
 jurisdiction of                             Identification Number)
 incorporation or
 organization)

One Kemper Drive                                  60049
Long Grove, Illinois                            (Zip Code)
(Address or principal
executive offices)


     Registrant's telephone number, including area code (708) 320-4700

ITEM 5.  OTHER EVENTS

On December 15, 1994, Kemper Corporation's ("Kemper") wholly owned subsidiary, Kemper Asset Holdings, Inc. ("KAHI") and five money market mutual funds (each a "Fund," and collectively, the "Funds") entered into a Put and Call Agreement (the "Agreement") respecting $198 million in principal amount of County of Orange, California 1994-95 Taxable Notes due 7/10/95 -- floating rate (the "Notes") owned in the aggregate by the Funds. Kemper guaranteed KAHI's obligations under the Agreement (the "Guaranty"). Kemper Financial Services, Inc. ("KFS"), a wholly owned subsidiary of Kemper Financial Companies, Inc. ("KFC"), is each Fund's investment adviser and manager. KFC is more than 96% owned by Kemper on a fully converted basis.

Reference is made to the Agreement and the Guaranty for a description of their respective terms and conditions. A copy of the Agreement and the Guaranty is filed as Exhibit 10 to this Current Report on Form 8-K.

The Board of Trustees of each Fund has directed each Fund to exercise its rights under the Agreement to require KAHI to purchase the Notes on the Put Date (as defined in the Agreement) unless, prior to the Put Date, the Agreement and Guaranty have been replaced by a credit enhancement (i.e., a letter of credit or similar instrument) from a Qualified Party (as defined in the Agreement).

The Agreement will result in a $198 million increase in Kemper's off-balance-sheet commitments at year-end 1994. Kemper is currently evaluating what, if any, impact the Orange County and Orange County Investment Pool bankruptcy filings will have on Kemper's consolidated results for the quarter and year ended December 31, 1994.


ITEM 7.  FINANCIAL STATEMENT AND EXHIBITS

(c)  Exhibits.

Exhibit Number                                         Page

10            Put and Call Agreement and Guaranty        4
              dated as of December 15, 1994


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                                 SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                    KEMPER CORPORATION


Date:  December 20, 1994            By:  /S/ JOHN H. FITZPATRICK
                                         ____________________________
                                         John H. Fitzpatrick
                                         Executive Vice President and
                                          Chief Financial Officer


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